Exhibit 10.37

This is an agreement between MedicaLogic/Medscape, Inc. (“Medscape” or “the Company”), and the following individual (“Executive”):

Name:	Donald Bloodworth
Address	3356 NW 14th Avenue
Camas, WA 98607

Background. Medscape has offered you employment as an executive of the company, and you have indicated your intent to accept our offer. In consideration of your continued employment by Medscape, you agree to the terms contained in this document.

Employment. This document is your employment agreement Medscape hereby employs you as Chief Financial Officer. You agree to perform the job assigned to you in a careful and workmanlike manner and to abide by and enforce all rules established by Medscape.

Compensation.  Medscape will pay you a base salary at the rate of $200,000.00 per year, payable in accordance with Medscape’s standard payroll policy. Any future increase in your base salary will be in the sole discretion of the Compensation Committee of the Board of Directors of Medscape. In addition to your base salary, in each year following the first full calendar year of your employment, Medscape will pay you an annual bonus if, in the judgment of the Compensation Committee, the qualifying criteria established by that Committee for payment of a bonus are met. Payment of a bonus is not guaranteed. If you have joined the Company prior to October 1st of a calendar year, you may also be eligible for payment of a pro-rated bonus for that year subject to the foregoing criteria. In addition, you will be entitled to such benefits as are generally provided to senior executives of Medscape. Your rights with respect to stock options will be covered in separate Stock Option Agreements for each grant.

Services.  During normal business hours or, if applicable, the hours you are scheduled to work for Medscape, you agree to devote your full time, attention and energy to our business, and not to engage in any other business activity during that time without the prior written approval of Medscape.

Conflict of Interest.  As a publicly-traded company, Medscape takes steps to protect its shareholders from problems caused by conflicts of interest. You must report any conflicts, or anything which might appear to be a conflict, to the General Counsel of Medscape. Examples of potential conflicts include, among other things significant investments in, or consulting services for, competing companies, gifts (other than gifts customary in a particular business, such as pens or shirts bearing a corporate logo) or loans or excessive payments for your services from business partners or customers, or engaging in any activity that may reflect adversely on Medscape's business, operations or reputation. In any conflict of interest situation, Medscape may require you to take measures to protect the Company’s interests, which may include declining to participate in the activity that created the conflict or returning payments, gifts or loans.

Confidential Information. In your performing your job, you will have access to valuable and confidential information belonging to Medscape. Examples of confidential information include, among other things, specialized business techniques, methods, business plans and strategies, ideas, client/account lists, member lists, and employee lists.  You acknowledge that it cost us a lot of time, effort and money to develop our confidential information and materials, and that this information and material constitutes a valuable trade/business secret and special asset of Medscape. You agree not to disclose our confidential information and materials to any third party during the term of your employment and for two years afterwards, except as we may specifically authorize you in connection with the business of Medscape. Even in cases where we authorize disclosure (for example, to consider a possible business transaction with another company), you agree to use your best efforts to minimize any risks of inappropriate disclosure of the information through use of nondisclosure agreements and careful handling of materials. Regardless of whether you remain our employee, you may never disclose information that constitutes a trade secret of Medscape.

Goodwill.  You acknowledge that the business of Medscape depends on the confidence Medscape’s clients and customers. You agree that any goodwill that you develop because of your work with Medscape is the property of Medscape, and not of you personally.

Term. This agreement will expire on the third anniversary of its signing, unless either of us terminates your employment prior to that date. If you remain an employee of Medscape after the third anniversary of signing, your employment will become “at will.”

Termination of Employment.  You may terminate your employment with us at any time by providing us with written notice of your resignation. We may also terminate your employment at any time and for any reason by providing you with written notice. Your employment with us will also terminate in the event of your death or Disability (as defined below). In the event that your employment is terminated other than as described below in the paragraph captioned “Severance Pay,” you or your estate, as the case may be, will be entitled only to your accrued and unpaid base salary as of the date of termination. All other benefits will cease as of the effective date of your termination (unless otherwise required by law).

Survival of Terms. Your obligations under the following sections of this agreement will survive both termination of the agreement and termination of your employment for any reason: Confidential Information, Goodwill, Termination Obligations, Ownership of Intellectual Property, and Miscellaneous. In addition, if this agreement is in effect upon the date of termination of your employment, your rights under the section entitled Severance Pay, and Medscape’s rights under the section entitled Restrictive Covenants, will survive termination of your employment according to their terms.

Disability. “Disability” means a mental or physical condition that renders you incapable of performing your duties and obligations under this agreement for a period of six consecutive months, or more than 210 days in any eight month period, in the written opinion of a competent physician specializing in such condition selected by the Board of Directors who has personally examined and evaluated your condition.  Medscape shall have the right to terminate your employment at any time following your Disability.

Severance Pay. During the term of this agreement, if Medscape undergoes a Corporate Change (defined below) and Medscape subsequently terminates your employment (within the three year period from the date of this agreement) for other than Good Cause (defined below), you will receive as severance pay a lump sum amount equal to six month’s base salary (not including bonus) based on your salary as of the date of termination. You will not be entitled to any other payment, and all other benefits will cease as of the effective date of your termination (unless otherwise required by law).The severance pay will be payable within a reasonable amount of time following your termination, and will be contingent upon your execution of a release of claims in favor of Medscape.

•	“Corporate Change” shall mean any circumstance in which (i) Medscape is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of Medscape), (ii) Medscape sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of Medscape), (iii) Medscape is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, acquires or gains ownership or control (including, without limitations power to vote) of more than 50% of the outstanding shares of Medscape’s voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of Medscape before such election shall cease to constitute a majority of the Board of Directors of Medscape.
•	“Good Cause” shall mean (i) serious misconduct, including but not limited to misconduct harmful to the interests of Medscape which causes economic damage to the us (for example, misappropriation of Medscape funds), (ii) conduct which significantly interferes with the individual's ability to perform their duties (for example, abuse of alcohol or illicit drugs, or criminal or immoral acts that damage Medscape or its reputation), (iii) a finding of disability as provided in this Agreement under the section on Disability, or (iv) a material breach by you of this agreement that is not substantially cured within 30 days after receipt of written notice from Medscape of the breach. A determination that an employee’s termination by the Company was for Good Cause may only be made by the Company's Compensation Committee or the Board of Directors, which must prepare minutes of its meeting listing the reasons that Good Cause has been established.
•	Any action by the Company or its successors following a Corporate Change that (i) significantly reduces the scope or nature of the authority, powers, functions or duties of the Executive, (ii) lowers the Executive’s base salary by any amount, or (iii) reduces by one level or more the grade represented by the Executive’s then-current title and reporting line shall be deemed a termination of the Executive for the purposes of this section.

Restrictive Covenants.  As long as this agreement remains in effect, during your employment with Medscape, you will not: (a) directly or indirectly, either as an employee, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business or organization that is directly competitive with the business of Medscape; (b) solicit, divert or take away, or attempt to solicit, divert or take away, the business of any clients, customers or accounts of Medscape (except on behalf of a business unrelated to the business of Medscape); or (c) encourage or solicit any employee to leave the employ of Medscape for any reason.  If you are terminated for Good Cause or under any circumstances which entitle you to severance pay under this agreement, the restrictions under (b) and (c) only will also apply for six months after your termination date. If you are in violation of these restrictions, the six month time period will cease to run during the period of your violation, and will resume once the violation has been cured. You acknowledge that these restrictions are necessary for the protection of the business and goodwill of Medscape and are reasonable.  You acknowledge that any breach of these restrictions is likely to cause Medscape substantial and irreparable damage and therefore, in the event of any such breach, Medscape will be entitled to specific performance and injunctive relief in addition to any other remedies that may be available, without proving actual damages.

Medscape Employee Policies. You acknowledge that you have had an opportunity to review the current employee policies of Medscape. We may change the our employee policies at any time without prior notice. You specifically acknowledge that you have read, and you agree to abide by, Medscape policies regarding equal employment opportunity and sexual harassment, and that failure to follow these policies is a material breach of this Agreement. We do not intend that any communications we have with you, other than this agreement, confer on you any legally enforceable rights unless they are a formal written amendment to this agreement signed by both of us.

Insider Trading. You agree not to misuse or disclose to outsiders any confidential information of Medscape that might enable you or others to make money in the stock market.  If you have access to non-public knowledge about Medscape or potential Medscape business partners, you may not use this information for personal gain. If you hear any rumors regarding the Medscape or its stock or its dealings with any other publicly-traded corporation which might affect the stock of either corporation, you should report them to the General Counsel as soon as possible. If you are a named “executive officer” of Medscape, you must comply with our insider trading policy, as amended from time to time by our Board of Directors, and you will also be required to report your transactions in Medscape stock to the federal government. Although we retain an outside consultant to assist you with these required filings, you acknowledge that the ultimate responsibility for the making the filings in a timely and accurate fashion and for complying with the laws regarding insider trading resides with you.

Authority.  You may not enter into agreements on behalf of Medscape, or take any other actions in our name, unless you are authorized to do so under our signature authority, external communications, and other relevant policies.

Termination Obligations. If you leave Medscape, you agree to return to us, as promptly as possible, any materials, equipment, or money that belongs to us (for example, correspondence, contracts, reports, price lists, manuals, mailing lists, client/account lists, advertising materials, contacts, credit cards, petty cash, checks, supplies, computer equipment, software, and files). Materials that you created using Medscape’s equipment and in the course of your employment as part of your job duties belong to us. Furthermore, after termination, you may not use our name in any public statements about your employment with us that are intended for wide distribution or announcement unless you receive our written permission. This restriction is not intended to prohibit you from using our name as part of your employment history in a resume, biography, or similar document, regardless of how widely that document may be distributed.

Ownership of Intellectual Property.  You agree that any materials you produce as a result of your employment are “works for hire,” and you assign all your rights in these materials, including copyright and any moral or artists’ rights, to Medscape. You agree that Medscape will have complete title to (a) any invention or improvement that you make or reduce to practice while employed by us that relates in any way to our business or to our services, materials, procedures or methods, and (b) any idea, information or conception that you devise or suggest for Medscape’ use while employed by Medscape. You agree to reasonably cooperate with us in making any filings necessary to protect Medscape’s rights in such materials or inventions.

Miscellaneous.

1.	You agree that any violation by you of our agreement would result in irreparable damage to Medscape, and you agree that in such a case we are entitled (at a minimum) to an injunction to restrain your violation. We remain entitled to any other remedies under law.

2.	If a court holds any term of our agreement unenforceable, then it is our mutual intent that the court either limit that term in a way that makes it enforceable (for example, by reducing a time period), or sever that term from the agreement while enforcing the other terms.

3.	We may waive any terms of our agreement with respect to a violation by you without waiving our right to take action based on future violations (even if they are of the same type).

4.	This agreement requires your personal services, and you agree not to assign it to any other person. Medscape, however, may assign the agreement to any of our affiliates, divisions, or successors.

5.	We both agree that this document constitutes the sole and complete agreement between us relating to the subject matter hereof. Neither of us may make any modifications to our agreement except in writing.

Your signature below indicates that you have read and understood the terms of this document, and that you agree to them as a condition of your employment by Medscape.

MEDICALOGIC/MEDSCAPE, INC.

By:

Name:
Title:

Employee:

Donald Bloodworth

Dated as of June 18, 2001.